EXHIBIT 99



                 SPS and PSCo Shareholders Approve Merger
                   To Create New Century Energies, Inc.


AMARILLO, TEXAS -- Shareholders of Southwestern Public Service Company (NYSE:SPS) today approved the proposed merger of the utility with Public Service Company of Colorado (NYSE:PSR) to create a holding company called New Century Energies, Inc.

            Public Service Company of Colorado announced today that its shareholders also approved the merger.

            More than 74 percent of the outstanding shares of SPS common stock were voted for the merger at the company's annual meeting in Amarillo, Texas. More than 72 percent of the combined outstanding shares of PSCo's common and preferred stock were voted for the merger at a special shareholders meeting in Denver, Colorado. At each company, an affirmative vote of two-thirds of the outstanding shares was required for approval.

            "Our shareholders understand the changes under way within our industry," said SPS Chairman and Chief Executive Officer Bill D. Helton. "The vote today signals their desire to see that our two firms join to create a strong and innovative company that can succeed in the more competitive utility industry that is quickly developing."

            "There are significant benefits in this merger for our customers, as well," Helton said. "Customers will share in the efficiencies the merger will create, through continued quality service and future electric rates that will be lower than they would be otherwise. We are now focused on the state and federal regulatory approvals necessary as we work toward our targeted completion date of fall 1996."

            New Century Energies will become the parent company of SPS and PSCo, which will maintain their separate identities and continue to serve customers in their respective service areas. New Century Energies will be headquartered in Denver, although significant operations of the holding company will be in Amarillo. Amarillo and Denver will remain the headquarters of SPS and PSCo, respectively.








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            Also at the SPS annual meeting, shareholders re-elected all four directors of the 12-member board who were standing for re-election this year: Chairman Bill D. Helton; Danny H. Conklin, petroleum geologist and partner in Philcon Development Co. of Amarillo, Texas; R.R. Hemminghaus, chairman, chief executive officer and president of Diamond Shamrock, Inc., of San Antonio, Texas; and Don Maddox, an attorney and director of the Maddox Law Firm, P.C., of Hobbs, N.M.

            SPS shareholders also approved an amendment to the Restated Articles of Incorporation of SPS to provide for a new class of 10 million shares of preferred stock, $1 par value, which may be issued in series with such terms and conditions as may be set by SPS's board. SPS currently has no outstanding preferred stock.

            Southwestern Public Service Company provides electric service to a population of about one million people in a 52,000-square-mile area covering eastern and southeastern New Mexico, the South Plains and Panhandle of Texas, the Oklahoma Panhandle and southwestern Kansas. Through its Utility Engineering Corporation and Quixx Corporation subsidiaries, the company also provides engineering and construction management services to a variety of industries and invests in non-utility power generation projects. Corporate headquarters is in Amarillo, Texas.

            Public Service Company of Colorado is an electric, natural gas and thermal energy utility, which serves a 32,000-square-mile area and a population of approximately 2.8 million people in Colorado and the Cheyenne, Wyo. area.